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                              [CELTRIX LETTERHEAD]


NEWS RELEASE

                            CONTACT:  Mary Anne Ribi
                                      Vice President and Chief Financial Officer
                                      (408) 988-2500

                   CELTRIX INITIATES HUMAN CLINICAL TESTING OF
                    SOMATOKINE(R), ITS NOVEL IGF-BP3 COMPLEX

         SANTA CLARA, CA -- May 22, 1996 -- Celtrix Pharmaceuticals, Inc. (Nasdaq: CTRX) announced today that it has initiated Phase I human clinical studies of SomatoKine(R), the company's novel complex of insulin-like growth factor (IGF-I) and its major binding protein (BP3). Celtrix's objective with these initial clinical studies is to demonstrate that SomatoKine allows for the safe administration of IGF-I at doses far above what others have been able to achieve.

         "Most naturally occurring IGF-I circulates in the body complexed with BP3 and plays a key role in diverse biological processes, including tissue repair, organ function, and muscle and bone formation," said Andreas Sommer, Ph.D., Celtrix's president and chief executive officer. "Because of its importance in human health, IGF-I has been evaluated for some time both preclinically and clinically by academic and industry scientists for a variety of therapeutic indications. However, limitations associated with using free (unbound) IGF-I have proven significant: acute insulin effects (such as hypoglycemia), suppression of growth hormone secretion, short circulating half life, and limited and transient efficacy at safe dosage levels."

         "When IGF-I is bound to BP3, as it is in nature, it does not display these limitations," Dr. Sommer said. "Furthermore, BP3 is important in the regulation of the release of IGF-I to target tissue sites, where the hormone is active only when needed."

         "As demonstrated in preclinical testing, the SomatoKine complex of IGF-BP3 appears to substantially overcome the known dose-limiting, acute side effects observed upon administration of free IGF-I and should thus allow significantly expanded dosing regimens," Dr. Sommer said. "This ability to safely administer higher doses of IGF-I has revealed efficacies in preclinical testing that could not be achieved with free IGF-I at safe dosage levels. In addition, IGF-I administered as SomatoKine displays a significantly longer circulating half life, which could reduce the need for frequent administration."

         Two Phase I studies of SomatoKine are being conducted: an open-label, single-dose-escalation study and a randomized, double-blind, placebo-controlled, multiple-dose-escalation study. Designed to identify the tolerated dosage range for SomatoKine in humans, these studies will involve a total of up to 36 healthy men and woman, ages 18-60. The Phase I studies are expected to pave the way for the initiation of Phase II efficacy studies later this fiscal year.

         Celtrix's near-term goal with SomatoKine is hormone replacement therapy for acute conditions, such as major surgery, organ damage/failure and traumatic injury. These conditions frequently involve abnormally low blood levels of IGF-BP3 that are associated with


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"Celtrix Initiates Human Clinical Testing of SomatoKine(R), its Novel IGF-BP3
Complex"
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a dangerous catabolic state in which the body poorly utilizes nutrients and breaks down muscle (even heart muscle, in severe cases) for energy. The inability of damaged tissue to rapidly heal, aggravated in some cases by a compromised immune system, increases the risk of serious infection and delays restoration of organ and body function. Lost strength and mobility also may require extended hospitalization, intravenous medication, surgery and rehabilitation procedures.

         "We believe hormone replacement therapy with SomatoKine could make a significant difference in the patient's recovery and quality of life," Dr. Sommer said. "The medical need is substantial, and potential clinical targets represent attractive markets estimated at over $1 billion in the United States alone."

         Celtrix is a biopharmaceutical company developing novel therapeutics for seriously debilitating, degenerative conditions primarily associated with severe trauma, chronic diseases or aging. Company programs are focused on the use of SomatoKine, a novel IGF-BP3 complex, to treat destructive metabolic processes (catabolism) in acute indications such as major surgery, organ damage/failure and traumatic injury. Potential chronic indications could include osteoporosis, chronic renal (kidney) failure, and wasting conditions associated with cancer and AIDS. Through strategic alliances with Celtrix, The Green Cross Corporation is developing SomatoKine for the treatment of osteoporosis in Japan, and Genzyme Corporation is developing TGF-beta-2 as part of a comprehensive approach to tissue repair and the treatment of systemic disease.

         This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from the statements made, as a result of various factors, including risks associated with future company research, the regulatory approval process, competitive products and other factors which are listed from time to time in Celtrix's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent Celtrix's judgment as of the date of this release.

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